                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               Koger Equity, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               KOGER EQUITY, INC.
                           433 PLAZA REAL, SUITE 335
                           BOCA RATON, FLORIDA 33432
                                 (561) 447-1890
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             ---------------------

Date:  Wednesday, May 23, 2001
Time: 11:00 a.m.
Place: New York Marriott World Trade Center
       Three World Trade Center
       New York, New York

Dear Shareholder:

     At our Annual Meeting, we will ask you:

          1. To elect a board of nine (9) directors to serve for the ensuing year or until their respective successors are elected and qualified; and

          2. To transact any other business that may properly be presented at the Annual Meeting.

     If you were a shareholder of record at the close of business on March 16, 2001, you may vote at the Annual Meeting.

     A copy of the Koger Equity, Inc. Annual Report for the year ended December 31, 2000, which reports financial and other information, is enclosed.

     You are asked to mark, date, sign, and return the enclosed proxy. An envelope is enclosed for your convenience. No postage is required if mailed in the United States.

                                            By order of the Board of Directors

                                            James L. Stephens
                                            Vice President

April 20, 2001

                               KOGER EQUITY, INC.
                           433 PLAZA REAL, SUITE 335
                           BOCA RATON, FLORIDA 33432
                                 (561) 447-1890
                             ---------------------

                                PROXY STATEMENT
                                 APRIL 20, 2001
                             ---------------------

                                  INTRODUCTION

     We sent you this Proxy Statement and the enclosed proxy card because Koger Equity's Board of Directors is soliciting your proxy to vote at the 2001 Annual Meeting of Shareholders. This Proxy Statement summarizes the information you need to know to vote intelligently at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign, and return the enclosed proxy card. In this Proxy Statement, Koger Equity, Inc., is generally referred to as either "Koger Equity" or the "Company."

     We will begin sending this Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card on April 20, 2001, to all shareholders entitled to vote. Only those shareholders who owned Koger Equity common stock at the close of business on March 16, 2001, are entitled to vote. On this record date, there were 26,795,144 shares of Koger Equity common stock outstanding. Koger Equity common stock is our only class of voting stock outstanding. We are also sending along with this Proxy Statement, the Koger Equity 2000 Annual Report, which includes our financial statements.

     Each share of Koger Equity common stock that you own entitles you to one vote. The proxy card indicates the number of shares of Koger Equity common stock that you own. In this Proxy Statement, Koger Equity common stock is sometimes referred to as the "Shares."

VOTE BY PROXY

     Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign, and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote.

     If you properly fill in your proxy card and send it to us in time to vote, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board for the election of all nine nominees for directors of the Company.

     If any other matter is presented, your proxy will vote in accordance with his best judgment. At the time this Proxy Statement went to press, we knew of no other matters to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

TO REVOKE A PROXY

     If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of three ways:

          (1) You may send in another proxy with a later date.

          (2) You may notify the Company in writing before the Annual Meeting that you have revoked your proxy.

          (3) You may vote in person at the Annual Meeting.

TO VOTE IN PERSON

     If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot when you arrive. You will complete the ballot at that time and return it to the Inspectors of Election at the door. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on March 16, 2001, the record date for voting.

                            MATTERS TO BE CONSIDERED

ELECT NINE DIRECTORS

     The nine nominees for director who receive the most votes will be elected. So, if you do not vote for a particular nominee, or you indicate "withhold authority to vote" for a particular nominee on your proxy card, your vote will not count either "for" or "against" the nominee.

BROKER VOTES

     Under the rules of the New York Stock Exchange, if your broker holds your shares in its name, the broker will be entitled to vote your shares for the election of directors even if it does not receive instructions from you. If your broker received instructions from you, it must vote as instructed by you.

CONFIDENTIAL VOTING

     We keep all the proxies, ballots and voting tabulations private as a matter of practice. We only let our Inspectors of Election, representatives of Wells Fargo Bank Minnesota, N.A., and certain employees of our independent tabulating agent, Morrow & Company, examine these documents. The Inspectors of Election will not disclose your vote to management unless it is necessary to meet legal requirements. The Inspectors of Election will, however, forward to management any written comments you make, on the proxy card or elsewhere.

                             ELECTION OF DIRECTORS

     The Board has nominated nine directors for election at the Annual Meeting. Each nominee is currently serving as one of our directors. If you re-elect them, they will hold office until the next annual meeting and until their successors have been elected and qualified.

     We know of no reason why any nominee may be unable to serve as director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his term, or the Board increases the number of directors, the Board may fill the vacancy until the next Annual Meeting of Shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

                                             PRINCIPAL OCCUPATIONS               YEAR FIRST
                                          DURING THE FIVE-YEAR PERIOD             BECAME A
NAME                                      ENDED ON DECEMBER 31, 2000              DIRECTOR    AGE
----                                      ---------------------------            ----------   ---
D. Pike Aloian(2).............  Currently serves as a Director of Koger Equity.   1993        46
                                Mr. Aloian is also a Managing Director of
                                Rothschild Realty Inc. (a real estate
                                investment management and advisory service
                                firm); and a Director of Charter Oak Group,
                                Ltd. (a privately held owner and developer of
                                factory outlet and retail properties). Mr.
                                Aloian is also a Director of EastGroup
                                Properties, Inc. (an industrial real estate
                                investment trust ("REIT")); Brandywine Realty
                                Trust (an office REIT); Angeles Corporation (a
                                holder of loans to and equity investments in
                                residential real estate); and a Director of
                                Merritt Properties, LLC (a privately held owner
                                and developer of light industrial buildings).
Benjamin C. Bishop,             Currently serves as a Director of Koger Equity.   1991        69
  Jr.(1)(2)...................  Mr. Bishop is the Chairman of the Board of
                                Allen C. Ewing & Co. (an investment banking
                                company). He is a former Director of Grubb &
                                Ellis Company (a national commercial real
                                estate brokerage company); a former Trustee of
                                GMR Properties (a REIT); and a former Director
                                of Cousins Properties, Inc. (a REIT).
Thomas J. Crocker.............  Currently serves as the Chief Executive Officer   2000        47
                                (since March 1, 2000) and a Director of Koger
                                Equity. Mr. Crocker also serves as a Director
                                of Innkeepers USA Trust (a hotel REIT). Mr.
                                Crocker previously held the position of Chief
                                Executive Officer of Crocker Realty Trust, Inc.
                                (a private REIT), and Chief Executive Officer
                                of Crocker & Associates, L. P. (a private real
                                estate limited partnership). Mr. Crocker is the
                                former Chairman and Chief Executive Officer of
                                Crocker Realty Trust, Inc., (a public REIT) and
                                previously served as the Chairman and Chief
                                Executive Officer of Crocker Realty Investors,
                                Inc. (a public REIT). Mr. Crocker is the former
                                Chief Executive Officer of Crocker & Sons, Inc.
                                (a private real estate company).

                                             PRINCIPAL OCCUPATIONS               YEAR FIRST
                                          DURING THE FIVE-YEAR PERIOD             BECAME A
NAME                                      ENDED ON DECEMBER 31, 2000              DIRECTOR    AGE
----                                      ---------------------------            ----------   ---
David B. Hiley................  Currently serves as a Director of Koger Equity.   1993        62
                                Mr. Hiley previously served as Executive Vice
                                President and Chief Financial Officer of Koger
                                Equity from April 1, 1998 to March 1, 2000. Mr.
                                Hiley is currently a financial consultant. He
                                was former Managing Director of Berkshire
                                Capital Corporation (an investment banking
                                services firm); a Director and former Senior
                                Executive Vice President of Thomson McKinnon
                                Securities, Inc. (a securities broker-dealer);
                                consultant, Director and former Executive Vice
                                President of Thomson McKinnon, Inc. (a
                                financial services holding company); and former
                                Director of Newcity Communications, Inc. (a
                                communications firm).
Victor A. Hughes, Jr..........  Currently serves as Chairman of the Board of      1992        65
                                Directors of Koger Equity, Inc. and previously
                                served as the Chief Executive Officer (until
                                March 1, 2000). Mr. Hughes is a former
                                President, Chief Financial Officer, Senior Vice
                                President and Assistant Secretary of Koger
                                Equity, Inc. Mr. Hughes is also a former
                                Chairman and Chief Executive Officer of Koger
                                Realty Services, Inc. (a Koger Equity, Inc.
                                related entity and manager of office properties
                                in five markets).
John R. S. Jacobsson(2).......  Currently serves as a Director of Koger Equity,   1997        32
                                and is the Partner responsible for investments
                                at Apollo Real Estate Funds (manager of four
                                real estate investment funds). Mr. Jacobsson is
                                also a Director of Metropolis Realty Trust,
                                Inc. (owner of high-rise office buildings) and
                                a Director of Roland International, Inc. (a
                                land development company); and a Director of
                                Oasis Car Wash, Inc. (a car care company).
Lee S. Neibart(1).............  Currently serves as a Director of Koger Equity.   1996        50
                                Mr. Neibart is also Partner in charge of the
                                day-to-day operation of the Apollo Real Estate
                                Funds (manager of four real estate investment
                                funds); and a Director of Wyndham International
                                (a major hotel company); former Executive Vice
                                President and Chief Operating Officer of the
                                Robert Martin Company (a real estate
                                development and management firm); Director of
                                Atlantic Gulf Communities Corporation (a land
                                development company); Director of Meadowbrook
                                Golf Group, Inc. (a golf management company);
                                Director and President of Metropolis Realty
                                Trust, Inc. (owner of high rise office
                                buildings); Director of NextHealth, Inc.
                                (operator of wellness and spa facilities) and
                                Director of Roland International, Inc. (a land
                                development company).

                                             PRINCIPAL OCCUPATIONS               YEAR FIRST
                                          DURING THE FIVE-YEAR PERIOD             BECAME A
NAME                                      ENDED ON DECEMBER 31, 2000              DIRECTOR    AGE
----                                      ---------------------------            ----------   ---
George F. Staudter(1)(2)......  Currently serves as a Director of Koger Equity.   1993        69
                                Mr. Staudter is a managerial and financial
                                consultant; Director of T. D. Waterhouse Family
                                of Funds, Inc. (a family of mutual funds);
                                former Director of Waterhouse Investor
                                Services, Inc. (a securities broker-dealer);
                                former President, Chief Executive Officer and
                                Director of Family Steak Houses of Florida,
                                Inc. (a restaurant chain).
James C. Teagle...............  Currently serves as a Director of Koger Equity,   1996        59
                                Inc. Mr. Teagle is a former President and Chief
                                Operating Officer of Koger Equity, and has also
                                served the Company as Senior Vice President and
                                Vice President. Mr. Teagle is also a former
                                Director, President and Chief Operating Officer
                                of Koger Realty Services, Inc. (a Koger Equity,
                                Inc. related entity and manager of office
                                properties in five markets).

---------------

(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

     Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the Shares to which the proxy is related FOR the election of the management slate of nine directors.

             INFORMATION ABOUT KOGER EQUITY COMMON STOCK OWNERSHIP

SHAREHOLDERS OWNING MORE THAN FIVE PERCENT OF KOGER EQUITY COMMON STOCK

     The following table shows, as of December 31, 2000, all persons we know to be "beneficial owners" of more than five percent of the Koger Equity common stock(1). This information is based on Schedule 13D or Schedule 13G reports filed with the Securities and Exchange Commission (the "SEC") by each of the firms listed in the table below. If you wish, you may obtain these reports from the SEC.

                                                                                   NUMBER OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                          PERCENT OF CLASS   OWNED BENEFICIALLY(1)
------------------------------------                          ----------------   ---------------------
Apollo Real Estate
  Investment Fund II, L. P..................................        21.4%              5,733,772
  1301 Avenue of the Americas
  New York, NY 10019
Alliance Capital Management, Inc............................         8.3%              2,235,215(2)
  1290 Avenue of the Americas
  New York, NY 10104
Public Employees Retirement System..........................         7.5%              2,000,000
  277 East Town Street
  Columbus, Ohio 43215
EQSF Advisers Inc. et al....................................         5.4%              1,462,136
  767 Third Avenue
  New York, New York 10017

---------------

(1) "Beneficial ownership" is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. So, for example, you "beneficially" own Koger Equity common stock not only if you hold it directly, but also if you indirectly (through a relationship, a position as a director or trustee, or a contract or understanding), have (or share) the power to vote the stock, or to sell it, or you have the right to acquire it within 60 days.
(2) Sole voting power as to 268,004 Shares; shared voting power as to 1,957,410 Shares; sole dispositive power as to 2,230,376 Shares and shared dispositive power as to 4,839 Shares.

STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows, as of February 28, 2001, the Koger Equity common stock owned beneficially by Koger Equity directors and executive officers. All directors and executive officers as a group own beneficially 6.54% of the shares of Koger Equity common stock.

NAME OF BENEFICIAL OWNER                                      BENEFICIALLY OWNED   PERCENT OF CLASS
------------------------                                      ------------------   ----------------
Directors:
  D. Pike Aloian............................................         13,633              0.05%(1)
  Benjamin C. Bishop, Jr....................................         33,538              0.13%(1)
  Thomas J. Crocker.........................................        545,172              2.02%(2)
  David B. Hiley............................................        148,538              0.55%(3)
  Victor A. Hughes, Jr......................................        510,707              1.89%(4)
  John R. S. Jacobsson......................................          9,484              0.04%(1)(5)
  Lee S. Neibart............................................         10,956              0.04%(1)(5)
  George F. Staudter........................................         16,431              0.06%(1)
  James C. Teagle...........................................        263,950              0.98%(6)
Executive Officers:
  Christopher L. Becker.....................................              0              0.00%
  Thomas C. Brockwell.......................................              0              0.00%
  Drew P. Cunningham........................................              0              0.00%
  Robert E. Onisko..........................................        200,831              0.75%(7)
  James L. Stephens.........................................         57,315              0.21%(8)
                                                                  ---------              ----
          Total Shares Held by All Executive Officers and
            Directors as a Group (14 persons)...............      1,810,555              6.54%(9)
                                                                  =========              ====

---------------

(1) Includes 4,000 Shares which are subject to presently exercisable options.

(2) Includes 233,333 Shares which are subject to presently exercisable options.

(3) Includes 129,000 Shares which are subject to presently exercisable options.

(4) Includes 180,000 Shares which are subject to presently exercisable options.

(5) Beneficial ownership excludes 5,733,772 Shares owned by Apollo Real Estate Investment Fund II, L.P. ("AREIF II") and AREIF II Realty Trust, Inc. ("ARTI"), a subsidiary of AREIF II. The general partner of AREIF II is Apollo Real Estate Advisors II, L.P. ("ARE Advisors II"). The general partner of ARE Advisors II is Apollo Real Estate Capital Advisors II, Inc. ("ARECA II"). Messrs. Jacobsson and Neibart are officers of ARECA II and limited partners of ARE Advisors II. Each of Messrs. Jacobsson and Neibart disclaim beneficial ownership of all securities owned by ARTI, AREIF II and any of their affiliates.

(6) Includes 196,250 Shares which are subject to presently exercisable options. Also includes 13,950 Shares owned by spouse.

(7) Includes 100,000 Shares which are subject to presently exercisable options.

(8) Includes 30,000 Shares which are subject to presently exercisable options.

(9) Sole voting and dispositive power as to 891,482 Shares, and 13,950 Shares with shared voting and dispositive power. Includes 888,583 Shares which are subject to presently exercisable options, or options which are exercisable within 60 days.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and greater-than-10% stockholders to file reports with the SEC and the New York Stock Exchange on changes in their beneficial ownership of Koger Equity common stock and to provide Koger Equity with copies of the reports. Based on our review of these reports and of certifications furnished to us, we believe that all of these reporting persons complied with their filing requirements for 2000.

               INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

THE BOARD OF DIRECTORS

     The Board of Directors oversees the business and affairs of Koger Equity and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with the Chairman, key executive officers and our principal external advisers (legal counsel, auditors, investment bankers and other consultants), by reading reports and other materials that we send them and by participating in Board and committee meetings.

     Each of the directors attended at least 75% of the Board of Directors meetings and meetings held by committees of the Board of Directors of which they were members.

THE COMMITTEES OF THE BOARD

     The Audit Committee. The Audit Committee recommends the selection of the independent auditors to the Board, approves the scope of the annual audit by the independent auditors, reviews audit findings, accounting policies and quarterly and annual financial statements. As required by the SEC, the committee reports to you concerning its activities during the last year. The Report of the Audit Committee is on pages 19 and 20 of this Proxy Statement. The committee meets privately, outside the presence of Koger Equity management, with both the independent auditors and the Company's internal auditors. The Audit Committee met four times in 2000 and members of the Audit Committee consulted with the officers of the Company, the Company's internal auditors and the independent auditors at various times throughout the year.

     The Compensation Committee. The Compensation Committee establishes and approves all elements of compensation for certain executive officers. Each year, as the SEC requires, the committee reports to you on executive compensation. The Report on Executive Compensation for 2000 by the Compensation Committee is on pages 15 through 17 of this Proxy Statement. The committee administers the Company's Stock Option Plans and 1998 Equity and Cash Incentive Plan, as Amended and Restated, and has sole authority for awards under the Plans, including timing, pricing and amount. The committee also makes recommendations to the Board of Directors in regard to the grant of bonuses and supplemental contributions to the Company's 401(k) Plan. The committee met six times during 2000.

HOW WE COMPENSATE DIRECTORS

     Annual Retainer Fee. We compensate directors (except for the Chairman) who are not employees of Koger Equity or our subsidiaries with an annual retainer of $20,000. Effective February 17, 2000, following his retirement as Chief Executive Officer, the Board authorized the payment of an annual retainer of $50,000 to the Chairman of the Board.

     Meeting Fees.  We pay non-employee directors a fee of:

     - $2,000 for attendance at each Board meeting; and

     - $500 for attendance at each committee meeting.

     Expenses and Benefits. We reimburse all directors for travel and other related expenses incurred in attending shareholder, Board and committee meetings.

     Special Fee Paid to a Director. At its meeting held on February 17, 2000, the Board of Directors authorized the payment of $100,000 to D. Pike Aloian, in consideration of extraordinary services he provided to the Company during 1999 as a member of the Finance Committee of the Board of Directors in connection with transactions considered by the Company. In addition, the Board of Directors authorized the payment of $55,000 to Mr. Aloian, setting his compensation for acting as the Chairman of a special committee of the Board of Directors, which committee was established in October 2000 and pro rated through January 31, 2001.

     Directors Who are Koger Equity Employees. We do not compensate our employees for service as a director. We do, however, reimburse them for travel and other related expenses.

     Stock Options Held by Board Members. Each member of the Board of Directors who is not also an employee of the Company currently holds an option to purchase 4,000 Shares other than Messrs. Hughes and Teagle who were employees of the Company at the time of grant. These options were granted on August 19, 1997, and are fully exercisable at a per share price of $19.8125. For information concerning options held by Messrs. Hughes and Teagle, see the table "Aggregated Option Exercises During 2000 and Year-End Option Values" on page 12 of this Proxy Statement.

     The Stock Investment Plan. Directors may elect to receive payment of part or all of their monthly retainer in Shares by participating in the Company's Stock Investment Plan. Additional information concerning the Stock Investment Plan is printed on pages 14 and 15 of this Proxy Statement.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows annual compensation and long-term compensation of the Chief Executive Officer and certain other named executive officers whose salary and bonus for the fiscal year ended December 31, 2000, exceeded $100,000. Throughout the remainder of this Proxy Statement, these seven persons will be referred to as the "Named Officers."

SUMMARY COMPENSATION TABLE

                                                                           LONG TERM
                                                                      COMPENSATION AWARDS
                                                                    -----------------------
                                                                                 SECURITIES
                                                                                 UNDERLYING
                                            ANNUAL COMPENSATION     RESTRICTED    OPTIONS/     ALL OTHER
                                            --------------------      STOCK         SARS      COMPENSATION
NAME AND PRINCIPAL POSITION          YEAR   SALARY(1)    BONUS       AWARD(S)       (2)           (3)
---------------------------          ----   ---------   --------    ----------   ----------   ------------
Thomas J. Crocker..................  2000   $250,000    $204,806(4)       --      700,000      $    8,400(7)
  Chief Executive Officer            1999         --          --          --           --              --
                                     1998         --          --          --           --              --
Robert E. Onisko...................  2000   $166,667    $128,204(4)       --      300,000      $    6,131(7)
  Chief Financial Officer            1999         --          --          --           --              --
                                     1998         --          --          --           --              --
Christopher L. Becker..............  2000   $107,693    $ 26,923(4)       --      200,000      $    3,328(7)
  Senior Vice President              1999         --          --          --           --              --
                                     1998         --          --          --           --              --
Bryan F. Howell....................  2000   $161,200    $  3,100          --       25,000      $  204,235(7)
  Senior Vice President(5)           1999    158,617      63,551     $13,500           --           9,845
                                     1998    150,833      39,544          --       20,000           7,118
James L. Stephens..................  2000   $130,000    $ 22,500(4)       --           --      $   16,048(7)
  Vice President                     1999    127,917      51,250     $13,500           --         211,490
                                     1998    121,667      25,842          --       20,000         319,178
Victor A. Hughes, Jr...............  2000   $ 95,674    $  1,480          --           --      $1,753,704(7)(8)
  Chairman of the Board and          1999    315,000     156,058     $67,500           --          10,026
  Former Chief Executive             1998    308,750     156,058          --      180,000          10,711
  Officer(6)
James C. Teagle....................  2000   $177,039    $ 78,957          --           --      $2,832,633(7)(9)
  Former President and               1999    241,500     104,645     $67,500           --           8,441
  Chief Operating Officer(6)         1998    236,708     104,645          --      100,000           8,850

---------------

(1) Includes an amount of salary paid by Koger Realty Services, Inc. for the 2000 salary of Mr. Crocker, $6,346; Mr. Hughes, $35,689; Mr. Teagle, $55,162; Mr. Onisko, $4,231; Mr. Becker, $5,800; Mr. Howell, $24,521; and
    Mr. Stephens, $27,187.

(2) For information concerning the number and market value of Shares subject to the Company's stock option plans as to the Named Officers, reference is made to the "Aggregated Option Exercises During 2000 and Year-End Option Values" table and the note thereto on page 12 of this Proxy Statement.

    The options granted to the Chief Executive Officer and the other Named Officers during the fiscal year ended December 31, 2000, are described as follows:

    As to Mr. Crocker, includes option to purchase 700,000 Shares granted at an exercise price of $16.0625 per share, which option becomes one-third exercisable each year commencing on February 17, 2001, and will expire on February 17, 2010.

    As to Mr. Onisko, includes option to purchase 300,000 Shares granted at an exercise price of $16.0625 per share, which option becomes one-third exercisable each year commencing on February 17, 2001, and will expire on February 17, 2010.

    As to Mr. Becker, includes option to purchase 200,000 Shares granted at an exercise price of $17.5625 per share, which option becomes one-third exercisable each year commencing on June 14, 2001, and will expire on June 14, 2010.

    As to Mr. Howell, includes option to purchase 25,000 Shares granted under the 1998 Equity and Cash Incentive Plan at an exercise price of $15.875 per share, which option vests at a cumulative annual rate of 20% per year, commencing on February 16, 2001, and will expire on February 16, 2010.

(3) Includes the taxable portion of certain excess life insurance premiums (as defined by the Internal Revenue Code) paid by the Company on behalf of each qualifying employee, including the Named Officers (the "Life Insurance Premiums") and 401(k) Plan contributions, each of which were Company benefits which did not discriminate in scope, terms or operation in favor of the Named Officers and were available generally to all salaried employees of the Company.

(4) Includes a cash bonus which was earned for calendar year 2000, but was paid in 2001: as to Mr. Crocker, $200,000; as to Mr. Onisko, $125,000; as to Mr. Becker, $25,000; and as to Mr. Stephens, $20,000.

(5) Mr. Howell resigned from his position effective January 12, 2001.

(6) Mr. Hughes retired on February 29, 2000, and Mr. Teagle retired on July 31, 2000.

(7) For 2000, includes a matching cash contribution made by the Company to the account of each qualifying employee, including each Named Officer, under the 401(k) Plan, which contribution was equal to 50% of such employee's contributions to his or her account under the 401(k) Plan, subject to a maximum employee contribution of 6% of eligible compensation.

    - As to Mr. Crocker, for 2000, includes Life Insurance Premiums in the amount of $675 and a 401(k) Contribution in the amount of $5,100. Also includes a Stock Investment Plan contribution in the amount of $2,625.

    - As to Mr. Onisko, for 2000, includes Life Insurance Premiums in the amount of $1,035, and a 401(k) Contribution in the amount of $5,096.

    - As to Mr. Becker, for 2000, includes Life Insurance Premiums in the amount of $270, and a 401(k) Contribution in the amount of $3,058.

    - As to Mr. Howell, for 2000, includes Life Insurance Premiums in the amount of $1,203, and a 401(k) Contribution in the amount of $5,100. Also includes $197,932 of income associated with the exercise of options on
      (i) 21,447 shares at an exercise price of $7.625, (ii) 1,072 shares at an exercise price of $11.50 and (iii) 6,100 shares at an exercise price of $15.375.

    - As to Mr. Stephens, for 2000, includes Life Insurance Premiums in the amount of $408, and a 401(k) Contribution in the amount of $5,100. Also includes $10,540 of income associated with the exercise of options on 1,916 shares, all at an exercise price of $11.50.

    - As to Mr. Hughes, for 2000, includes Life Insurance Premiums in the amount of $1,143. Also includes $22,917 of income associated with the exercise of options on 33,334 shares, all at an exercise price of $15.375.

    - As to Mr. Teagle, for 2000, includes Life Insurance Premiums in the amount of $1,355. Also includes $453,516 of income associated with the exercise of options on 53,750 shares, all at an exercise price of $7.625.

(8) Includes one-time severance payment to Mr. Hughes of $1,617,361 and annual retirement payments of $112,283 pursuant to the Company's Supplemental Executive Retirement Plan ("SERP").

(9) Includes a one-time severance payment to Mr. Teagle of $1,207,158 and a lump sum payment of $1,170,604 in settlement of benefits due under the SERP.

OPTIONS GRANTED DURING 2000

     During the fiscal year ended December 31, 2000, the Company granted the following options to its Named Officers. Messrs. Hughes, Stephens and Teagle received no option grants in 2000. The Company has no outstanding stock appreciation rights.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS
                                 -----------------------------------------                  POTENTIAL REALIZABLE
                                                 PERCENT OF                                       VALUE AT
                                                   TOTAL                                    ASSUMED ANNUAL RATES
                                  NUMBER OF     OPTIONS/SARS                                   OF STOCK PRICE
                                  SECURITIES     GRANTED TO                                   APPRECIATION FOR
                                  UNDERLYING     EMPLOYEES     EXERCISE OR                      OPTION TERM
                                 OPTIONS/SARS    IN FISCAL     BASE PRICE    EXPIRATION   ------------------------
             NAME                 GRANTED(1)        YEAR        ($/SHARE)       DATE          5%           10%
             ----                ------------   ------------   -----------   ----------   ----------   -----------
Mr. Crocker....................    700,000         40.09%       $16.0625      2/17/10     $7,071,120   $17,919,790
Mr. Onisko.....................    300,000         17.18%       $16.0625      2/17/10     $3,030,480   $ 7,679,910
Mr. Becker.....................    200,000         11.45%       $17.5625      6/14/10     $2,208,980   $ 5,598,080
Mr. Howell.....................     25,000          1.43%       $15.8750      2/16/10     $  249,595   $   632,525

---------------

(1) These options were granted at an exercise price equal to the closing market price of the Shares on the date of grant, have a term of 10 years and, in the case of Messrs. Crocker, Onisko and Becker, vest at an annual rate of 33 1/3% over three years and, in the case of Mr. Howell, vest at an annual rate of 20% over five years, except in the case of a change of control (as described in the option agreements), when all stock options would become vested.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The table below provides the following information: (1) the aggregate number of options exercised and the value realized by the Named Officers during the year ended December 31, 2000, and (2) the aggregate number of options and the value of the in-the-money options in each case held by the Named Officer as of December 31, 2000. The Company has no outstanding stock appreciation rights. In the event of a change of control (as defined in the option agreements), all stock options become vested.

       AGGREGATED OPTION EXERCISES DURING 2000 AND YEAR-END OPTION VALUES

                                                                     NUMBER OF
                                                                    SECURITIES
                                                                    UNDERLYING      VALUE OF UNEXERCISED
                                                                    UNEXERCISED         IN-THE-MONEY
                                                                  OPTIONS/SARS AT       OPTIONS/SARS
                                           SHARES                 FISCAL YEAR-END    AT FISCAL YEAR-END
                                         ACQUIRED ON    VALUE      EXERCISABLE/         EXERCISABLE/
                 NAME                     EXERCISE     REALIZED    UNEXERCISABLE      UNEXERCISABLE(1)
                 ----                    -----------   --------   ---------------   --------------------
Thomas J. Crocker......................       -0-      $      0         0/700,000     $      0/$    0
Robert E. Onisko.......................       -0-      $      0         0/300,000     $      0/$    0
Christopher L. Becker..................       -0-      $      0         0/200,000     $      0/$    0
Bryan F. Howell........................    28,619      $197,932    23,900/ 42,500     $  2,981/$1,031
James L. Stephens......................     1,916      $ 10,540    30,000/ 17,500     $  4,125/$1,031
Victor A. Hughes, Jr...................    33,334      $ 22,917   180,000/      0     $      0/$    0
James C. Teagle........................    53,750      $453,516   196,250/      0     $197,266/$    0

---------------

(1) This valuation represents the difference between $15.5625, the closing price of the Koger Equity common stock on the New York Stock Exchange on December 31, 2000, and the exercise price of the stock options. "In-the-money" stock options are options for which the exercise price is less than the market price of the underlying stock on a particular date.

LONG-TERM INCENTIVE PLAN AWARDS

     The Company made no long-term incentive plan awards to any Named Officer during the fiscal year ended December 31, 2000.

EXECUTIVE EMPLOYMENT AND RETIREMENT AGREEMENTS

     On June 21, 1996, the Company entered into three-year employment agreements with both Messrs. Hughes and Teagle. Effective April 1, 1998, the Company entered into new employment agreements with these executives. Also, effective April 1, 1998, Mr. Hiley, a Director of the Company, was engaged as the Company's Executive Vice President and Chief Financial Officer. In this connection, the Company entered into a three-year employment agreement with Mr. Hiley commencing April 1, 1998.

     Effective February 29, 2000, Messrs. Hughes and Hiley retired from their respective positions as Chief Executive Officer and Executive Vice President and Chief Financial Officer. At that time the Company entered into severance agreements with Messrs. Hughes, Teagle and Hiley. Pursuant to these agreements, Mr. Hughes was paid a lump sum severance benefit of $1,617,361 and Mr. Hiley was paid a lump sum severance benefit of $911,538. Mr. Teagle, who retired effective July 31, 2000, received a lump sum severance benefit of $1,207,158 and $1,170,604 as a lump sum settlement of his SERP benefit. Messrs. Hughes, Hiley and Teagle, (1) continue to participate in the Company's medical insurance arrangements for employees, (2) were deemed to have satisfied the vesting requirements for benefits under the SERP for executives of Koger Equity and (3) were vested in all stock options which will continue to be exercisable for their original term. Messrs. Hughes, Teagle and Hiley continue to serve on the Board with Mr. Hughes continuing as Chairman.

     On February 17, 2000, Thomas J. Crocker was elected to the Company's Board of Directors, and effective March 1, 2000, he was appointed the Company's Chief Executive Officer. Also, effective March 1, 2000, Robert E. Onisko was appointed the Company's Chief Financial Officer. The Company has entered into a three-year employment contract with both Messrs. Crocker and Onisko with Mr. Crocker to receive an annual base salary of $300,000 with a targeted annual bonus opportunity of $200,000, and Mr. Onisko to receive an annual base salary of $200,000 with a targeted annual bonus opportunity of $125,000. These contracts provide for the grant of options to purchase up to 700,000 Shares to Mr. Crocker and up to 300,000 Shares to Mr. Onisko at a per share exercise price of $16.0625, the closing market price of the Shares on the date of grant. These contracts also contain certain change of control provisions. The Company also entered into stock purchase agreements whereby it would finance the purchase of up to 500,000 Shares by Mr. Crocker and up to 150,000 Shares by Mr. Onisko. During 2000, the Company loaned to Mr. Crocker $3,799,774 (of which $3,172,694 is non-recourse) and to Mr. Onisko $1,266,583 (of which $1,057,556 is non-recourse) in connection with their purchase of Shares pursuant to the stock purchase agreements. The above indebtedness is secured with Shares and bears an annual interest rate of 150 basis points over the applicable LIBOR rate, which is five basis points above the Company's cost of funds under its secured revolving credit facility. Interest is paid quarterly and is current under this indebtedness.

THE SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The SERP generally provided a gross benefit for life to Messrs. Hughes and Teagle equal to 50% of final three-year average annual base salary, and a gross benefit for life to Mr. Hiley equal to 35% of final three-year average annual base salary, with the surviving spouse of these three executive officers receiving a lifetime benefit of 50% of the executive officer's benefit. The SERP provides a gross benefit for 15 years certain to the other executive officers (reduced in any case in which such executive officer has less than 20 years of service) equal to 50% of final three-year average annual base salary. The benefits will be reduced by:

          (i) 50% of social security benefits received by the applicable executive officer and

          (ii) the annuitized equivalent of profit sharing contributions made by the Company to the account of such executive officer under the 401(k) Plan.

     At retirement, benefits under the SERP are paid in annuity form.

     With their retirements on February 29, 2000, Mr. Hughes commenced receiving an annual benefit under the SERP of $134,739, and Mr. Hiley commenced receiving an annual benefit under the SERP of $60,250.

     The SERP also provides Messrs. Hughes, Teagle and Hiley and their spouses with lifetime medical coverage (which is intended to be roughly equivalent to that provided by the Company for certain executive officers).

     Benefits under the SERP generally vest only if the applicable executive officer remains in the Company's employ for a period ranging from two to five years after commencement of his participation in the SERP (depending upon such executive officer's age at the commencement of his participation in the SERP). However, if a change of control of the Company (as defined in the SERP) occurs and a covered executive officer leaves the employ of the Company under certain circumstances, then (a) in the case of Messrs. Hughes, Teagle and Hiley, each was entitled to his benefits, commencing immediately and without regard to the vesting requirement, and (b) in the case of each other covered executive officer, such executive officer, at his option, was entitled to: (i) continue to receive his or her base salary for a period of 18 months, or (ii) immediately become fully vested in his or her retirement benefits, receive one year of annual base salary, in lump sum payment, and continue to be provided all medical and other insurance benefits for one year following termination. The only executive officer that participates in the SERP is James L. Stephens.

     The table below illustrates the annual pension benefits payable to executive officers under the SERP. Since benefits shown in the table reflect a straight life form of annuity benefit, if payment is made in the form of a joint and survivor annuity, the annual amounts of benefit could be substantially below those illustrated.

                               PENSION PLAN TABLE

                                                                YEARS OF SERVICE
                                              ----------------------------------------------------
FINAL AVERAGE ANNUAL REMUNERATION                15         20         25         30         35
---------------------------------             --------   --------   --------   --------   --------
$125,000....................................  $ 46,875   $ 62,500   $ 62,500   $ 62,500   $ 62,500
 150,000....................................    56,250     75,000     75,000     75,000     75,000
 175,000....................................    65,625     87,500     87,500     87,500     87,500
 200,000....................................   100,000    100,000    100,000    100,000    100,000
 225,000....................................   112,500    112,500    112,500    112,500    112,500
 250,000....................................   125,000    125,000    125,000    125,000    125,000
 300,000....................................   150,000    150,000    150,000    150,000    150,000
 350,000....................................   175,000    175,000    175,000    175,000    175,000

     The compensation base used by the SERP is average base salary for the final three years of employment. As of December 31, 2000, the base salary and estimated years of service credit for Mr. Stephens was $130,000, and 14 years, respectively.

STOCK INVESTMENT PLAN

     The Company has a Stock Investment Plan (the "SIP") pursuant to which participating employees and directors of the Company may purchase Shares. Under the SIP, the Company is authorized to purchase up to an aggregate of 200,000 Shares on behalf of such participating employees and directors. Each participating employee pays for his or her Shares pursuant to a monthly payroll deduction plan established by the participating employee, and each participating director pays for his Shares pursuant to a deduction from such director's retainer.

     Under the SIP, the Company contributes a portion of the purchase price of such Shares, which contribution equals the following percentage of the total monthly deduction from such employee's pay or such director's retainer:

     - 25% of each monthly deduction less than or equal to $50;

     - 20% of each monthly deduction greater than $50 but less than or equal to $100; and

     - 15% of each monthly deduction greater than $100 but less than or equal to $1,700.

     The Company also pays all commissions and related expenses of the SIP. The Company's contribution and expenses incurred in administering the SIP totaled approximately $50,500 for the year ended December 31, 2000.

     During 2000 the Company paid the following amounts on behalf of the following directors:

                                                                COMPANY
DIRECTOR NAME                                                 CONTRIBUTION
-------------                                                 ------------
D. Pike Aloian..............................................    $ 3,090
Benjamin C. Bishop, Jr......................................      3,090
Thomas J. Crocker...........................................      2,625
David B. Hiley..............................................      2,318
John R. S. Jacobsson........................................      3,090
Lee S. Neibart..............................................      3,090
George F. Staudter..........................................      3,090
                                                                -------
          Total Company Contribution on behalf of
            Directors.......................................    $20,393
                                                                =======

                   REPORT ON EXECUTIVE COMPENSATION FOR 2000
                         BY THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board administers Koger Equity's executive compensation program. The committee has furnished the following report on executive compensation for 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee includes Messrs. Aloian, Bishop, Staudter and Jacobsson, none of whom serve as officers or employees of the Company or any of its subsidiaries. In addition, none of the members of this Committee is an executive officer of a company for which an executive officer of Koger Equity determined compensation matters.

EXECUTIVE COMPENSATION PHILOSOPHY

     The Compensation Committee is responsible for setting the total compensation of the Chief Executive Officer (the "CEO"), Chief Financial Officer (the "CFO") and the Senior Vice Presidents. It also reviews the compensation, including year-end bonuses, proposed by management for other executive officers of the Company. The Compensation Committee is also responsible for:

          (i) making grants under the Company's stock option and other incentive plans;

          (ii) making contributions, subject to approval by the Board of Directors, under the 401(k) Plan and any other plan or plans as may be determined by the Board of Directors; and

          (iii) approving participation in the Supplemental Executive Retirement Plan.

     The committee has designed Koger Equity's executive compensation program to support what we believe to be an appropriate relationship between executive pay and the creation of shareholder value. To emphasize equity incentives, we link a significant portion of executive compensation to the market performance of the Koger Equity common stock. The objectives of our program are:

     - To support a pay-for-performance policy among all executives based on both their individual performance and the performance of Koger Equity;

     - To align the interests of executives with the long-term interests of shareholders through awards whose value over time depends upon the market value of Koger Equity's common stock;

     - To provide compensation comparable to that offered by other leading companies in our industry, enabling Koger Equity to compete for and retain talented executives who are critical to our long-term success; and

     - To motivate key executives to achieve strategic business initiatives and to reward them for their achievement.

     We compensate our executives through base salary, bonus paid in cash (or a combination of cash and shares or restricted stock awards), and long-term incentive awards (usually grants of stock options).

     We also provide our executives with employee benefits, such as retirement and health benefits. Koger Equity has entered into employment agreements containing change of control provisions with certain of our executive officers to provide for certain payments and other benefits if they are terminated following a change in control of Koger Equity.

GENERAL

     The committee annually reviews the base salaries of our executives to determine if adjustments are appropriate to ensure that their salaries are competitive and that they reflect the executive's increased responsibilities as Koger Equity grows.

     In determining the compensation paid to the executive officers in 2000, the Compensation Committee took into consideration a number of factors, including among others, the development program and the improvement in the Company's operations, including increases in rental revenues and lease terms.

     During 2000 the Company accomplished the following:

          (i) The overall percent leased rate of its buildings at December 31, 2000, was maintained at 90%.

          (ii) Its average rental rate per square foot increased from $16.79 to $18.07, or 7.6% over the prior year.

          (iii) Its rental and other rental services revenues increased from $156,153,000 to $164,733,000, or 5.5% over the prior year.

          (iv) But for a one-time charge as the result of a corporate restructuring and reorganization in 2000, the Company would have had an increase in Funds From Operations of 6.0% to $68.9 million compared to 1999. This successful restructuring and reorganization of the Company resulted in a one-time charge of $12.8 million causing a decrease in Funds From Operations of 13.7% to $56.1 million for 2000 compared to the prior year.

          (v) Dividends paid increased 7.7%, to $1.40 per outstanding share.

          (vi) Koger Equity completed construction of six new buildings containing approximately 579,200 square feet.

          (vii) Consistent with its policy of recycling capital by selling of assets that no longer fit its portfolio standards, the Company sold two of its office centers, reducing the number of its operating properties to 194 buildings from 218 and reducing the size of its portfolio by approximately 386,000 square feet.

          (viii) At December 31, 2000, the Company had two new office buildings under construction on some of its existing land, which buildings will contain approximately 180,900 square feet.

     While the Compensation Committee considered all of these accomplishments and although the committee has from time to time reviewed the executive compensation levels of other REITs and referred to other available information concerning the salaries of executive officers in peer group companies, it did not, and has not as yet, set any specific criteria in arriving at any particular executive officer's compensation. Therefore, the Compensation Committee made a subjective determination in setting the compensation of the CEO, CFO and the Senior Vice Presidents.

     In arriving at the compensation paid Thomas J. Crocker, the CEO, during 2000, the Compensation Committee considered the outstanding performance of the Company under his leadership as CEO, as well as his experience in corporate finance.

BASE SALARIES AND BONUSES OF EXECUTIVES

     Although there was no increase in the base salaries of the Company's executive officers for 2000, the base salaries of our executives approximate the medium for salaries of executives in the Comparison Group. The committee awarded bonus compensation for 2000 to each executive based on the executives scope of responsibility, the specific contributions made by the executive to Koger Equity's performance over all and to the performance within the executive's area of responsibility and the CEO's recommendation.

BASE SALARY AND BONUS OF THE CEO

     Pursuant to an employment contract with the Company, Mr. Crocker was appointed CEO of the Company effective March 1, 2000, and is paid a base salary at the annual rate of $300,000. For 2000 the Committee determined that Mr. Crocker's contribution to Koger Equity's performance warranted a bonus of $200,000, payable in cash on February 22, 2001, the date the bonus was granted.

LONG-TERM INCENTIVE AWARDS IN 2000

     We provide long-term incentive awards for executives by granting stock options. The committee believes that the granting of stock options helps align the interests of its top executives with shareholders because these executives receive value only if the market value of the common stock increases.

SECTION 162(M) LIMITATION

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a federal income tax deduction to public companies for certain compensation over $1,000,000 paid to Named Officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Having considered the requirements of Section 162(m) of the Code, the Compensation Committee believes that stock option grants and other awards made pursuant to its various plans meet such requirements and are, therefore, exempt from the limitations on deductibility. Historically, the compensation of each Named Officer has been well below the $1,000,000 limit. Although the Compensation Committee intends to structure most awards under its equity plans to comply with Section 162(m), it has reserved and will continue to reserve the right to structure awards that do not comply with that Section where it believes doing so is in the best interests of the Company and its shareholders.

CONCLUSION

     The Compensation Committee believes that the compensation packages of the Company's executive officers have been generally commensurate with the Company's financial performance and the total value received by its shareholders. The Compensation Committee intends to continue the review of executive officers' compensation with the assistance of an outside compensation consultant and will make such modifications in its approach to executive compensation as it determines to be appropriate in light of the Company's financial condition, the performance of its officers and peer group analysis.

     This report has been furnished by the Compensation Committee.

                                          D. Pike Aloian
                                          Benjamin C. Bishop, Jr.
                                          George F. Staudter
                                          John R. S. Jacobsson, Chairman

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     The line graph below sets forth the cumulative total shareholder return on the Shares as compared with the cumulative total return of each of the New York Stock Exchange Composite Index and the NAREIT Total Return Index, in each case
(i) on an annual basis for the period commencing December 31, 1995 and ending December 31, 2000 and (ii) assuming that $100 was invested on December 31, 1995 and that all dividends were reinvested.

                                                           KE                         NYSE                       NAREIT
                                                           --                         ----                       ------
1995                                                       100                         100                         100
1996                                                       176                         119                         136
1997                                                       210                         155                         161
1998                                                       174                         181                         131
1999                                                       186                         197                         123
2000                                                       186                         199                         154

     The Company has used a different industry group for compensation comparisons from that used for its shareholder return performance presentation.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     In 1995 certain entities which are wholly owned subsidiaries of a co-mingled pension trust for which Morgan Guaranty Trust Company of New York is the Trustee and J. P. Morgan Investment Management, Inc. is the investment manager (the "Morgan Entities"), acquired certain properties from the Company and from a partnership of which a subsidiary of the Company was the corporate general partner. In connection with this acquisition, the Morgan Entities entered into a Management Agreement with Koger Realty Services, Inc., a Delaware corporation ("KRSI"), in which the Company had a significant economic interest, pursuant to which KRSI managed such properties for a five-year period. The Management Agreement was amended effective January 1, 2000, and the term of the agreement was extended to December 31, 2002.

     KRSI was incorporated to provide, among other things, leasing and property management services to owners of commercial office buildings. At December 31, 2000, the Company owned all of the preferred stock of KRSI, which represented in excess of 95% (by value) of the economic benefits of KRSI. Such preferred stock was nonvoting stock and not convertible into the common stock of KRSI while held by the Company. All of the outstanding common stock of KRSI was acquired by officers and employees of KRSI, including: Victor A. Hughes, Jr., James C. Teagle, and James L. Stephens, all of whom were officers of the Company, and certain other employees of KRSI who were not employed by the Company. In the event that any of the forgoing persons left the employ of KRSI, KRSI had the right to reacquire any Shares of common stock of KRSI held by such officer or employee. In addition to serving as officers of KRSI, Messrs. Hughes, Teagle, and Hiley served on the Board of Directors of KRSI. In February, 2001, KRSI was merged with and into a wholly owned Florida subsidiary of the Company. In connection with that merger, Messrs. Hughes, Teagle, and Stephens were paid $20,555, $15,416, and $10,277, respectively, to redeem their shares of common stock of KRSI in which they had a basis of $19,840, $14,880 and $9,920, respectively.

     Through December 31, 2000, the Company accounted for its investment in the preferred stock of KRSI using the equity method. During 2000, KRSI earned approximately $6.5 million in management and leasing fees from the Morgan Entities and other entities for which it performs services.

     Messrs. Neibart and Jacobsson, Directors of the Company, are partners of Apollo Real Estate Advisors II, L. P., which is the general partner of Apollo Real Estate Investment Fund II, L. P. ("Apollo") which owned at December 31, 2000, 5,733,772 Shares or 21.4% of the Koger Equity common stock. Pursuant to agreements between the Company and Apollo, Apollo has been granted registration rights and a conditional exemption from certain of the Company's takeover defenses so long as Apollo does not acquire more than 25% of the Company's outstanding stock.

     During 2000 the Company loaned Mr. Teagle $546,293 in connection with his exercise of stock options. This indebtedness is secured with Shares and bears an annual interest rate of 150 basis points over the applicable LIBOR rate which was five basis points above the Company's costs of funds under its secured revolving credit facility. Interest is paid quarterly and is current on this indebtedness, which had an outstanding balance of $523,754 at December 31, 2000.

     Also, during 2000 the Company entered into a management agreement with Crocker Realty Trust ("CRT") of which Mr. Crocker is the Chairman of the Board and Chief Executive Officer owning 2.8% of the outstanding CRT shares, Mr. Onisko is the Treasurer and Chief Financial Officer owning .2% of the outstanding CRT shares and Apollo is a principal shareholder owning 49% of the outstanding CRT shares. This agreement provides that the Company be paid a management fee for managing the properties of CRT based on the value of its assets. This agreement is terminable by either party upon 90 days written notice. Under this agreement during 2000, the Company received fees totaling $296,000. The terms of this agreement were approved by a committee of the Company's Board of Directors whose members were not affiliated with CRT, and who determined that such terms were similar to those that could be obtained from an unaffiliated third party.

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee includes Messrs. Bishop, Neibart and Staudter. The functions of the Audit Committee are focused on three areas:

     - The adequacy of the Company's internal controls and financial reporting process and the reliability of the Company's financial statements.

     - The independence and performance of the Company's internal auditors and independent auditors.

     - The Company's compliance with legal and regulatory requirements.

     The Audit Committee meets with management periodically to consider the adequacy of the Company's internal controls and the objectivity of its financial reporting. The committee discusses these matters with the Company's independent auditors and with appropriate Company financial personnel and internal auditors.

     The Audit Committee regularly meets privately with both the independent auditors and the internal auditors, each of whom has unrestricted access to the committee.

     The Audit Committee also recommends to the Board the appointment of the independent auditors and reviews periodically their performance and independence from the Company.

     The Directors who serve on the Audit Committee are all "Independent" for purposes of the New York Stock Exchange listing standards. The Board of Directors has determined that none of its members has a relationship to the Company that may interfere with the committee's independence from the Company and its management.

     The Board has adopted a charter setting out the functions the Audit Committee is to perform. A copy of that charter is attached to this Proxy Statement as Exhibit A.

     Management has primary responsibility for the Company's financial statements and the overall reporting process, including the Company's system of internal controls.

     The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present in all material respects the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America.

     This year, the Audit Committee reviewed the Company's audited financial statements and met with both management and Deloitte & Touche LLP, the Company's independent auditors, to discuss those financial statements. Management and Deloitte & Touche LLP have represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

     The Audit Committee has received from and discussed with Deloitte & Touche LLP the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm's independence from the Company. The committee also discussed with Deloitte & Touche LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

     This report is furnished by the Audit Committee.

                                          Benjamin C. Bishop, Jr.
                                          Lee S. Neibart
                                          George F. Staudter, Chairman

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

GENERAL

     During the year ended December 31, 2000, the Company engaged Deloitte & Touche LLP to provide certain audit services. The services included the audit of the annual financial statements, a review of the quarterly data furnished by the Company to the SEC for the quarters ended March 31, June 30, and September 30, 2000, services performed in connection with filing of this Proxy Statement and the Annual

Report on Form 10-K by the Company with the SEC, attendance at meetings with the Audit Committee and consultation on matters relating to accounting, tax and financial reporting. The Audit Committee approved all services performed by Deloitte & Touche LLP in advance of their performance. Deloitte & Touche LLP has acted as independent certified public accountants for the Company since its organization on June 21, 1988. Neither Deloitte & Touche LLP nor any of its associates have any relationship to the Company or any of its subsidiaries except in its capacity as independent certified public accountants.

     It is expected that representatives of the independent public accountants will attend the Annual Meeting and be available to respond to appropriate questions and be permitted to make a statement concerning the Company should they desire.

     As of the date hereof, the Board of Directors has not selected independent public accountants to audit the books and accounts of the Company for the fiscal year ending December 31, 2001. It is anticipated that auditors will be selected later in the fiscal year.

PRINCIPAL ACCOUNTING FIRM FEES

     Aggregate fees billed to the Company for the year ending December 31, 2000 by the Company's principal accounting firm, Deloitte & Touche LLP, were:

Audit Fees..................................................  $124,750
Financial Information Systems Design and Implementation
  Fees......................................................  $      0
All Other Fees..............................................  $118,406(a)(b)

---------------

(a) Includes fees for tax consulting and other non-audit services.
(b) The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant's independence.

                                 OTHER BUSINESS

     It is not anticipated that there will be presented to the Annual Meeting any business other than the election of directors. At the time this Proxy Statement went to press, we knew of no other matters to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement. If any other business should properly come before the Annual Meeting or any adjournment thereof, the persons named on the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment.

               SHAREHOLDER PROPOSALS AND NOMINATIONS TO THE BOARD

     If a shareholder intends to present a proposal for action at the 2002 Annual Meeting and wishes to have such proposal considered for inclusion in the Company's proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Company by December 21, 2001. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholder proposals.

     In addition, the Bylaws of the Company establish an advance notice procedure with regard to certain matters, including shareholder proposals and nominations of individuals for election to the Board of Directors. In general, notice of a shareholder proposal or a director nomination for a shareholders meeting must be received by the Company not less than 70 days, nor more than 90 days before the date of the annual meeting and must contain specified information and conform to certain requirements, as set forth in the Bylaws in order for the proposal or nomination to be considered at a shareholder meeting. If the presiding officer at any meeting of shareholders determines that a shareholder proposal or director nomination was not made in accordance with the Bylaws, the Company may disregard such proposal or nomination.

     In addition, if a shareholder submits a proposal outside of Rule 14a-8 for the 2002 Annual Meeting, and the proposal fails to comply with the advance notice procedure prescribed by the Bylaws, then the Company's proxy may confer discretionary authority on the persons who have been appointed as proxies on behalf of management to vote on the proposal. Proposals and nominations should be addressed to Koger Equity, Inc., 433 Plaza Real, Suite 335, Boca Raton, Florida 33432.

                                    GENERAL

     The Company will bear the costs of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of the Company, and no additional compensation will be paid to such individuals. The Company also has retained Morrow & Co., Inc., 445 Park Avenue, New York, New York 10022 to solicit proxies by mail, personal interview, telephone, or telegraph, for which service the Company anticipates a cost not in excess of $5,000 plus reasonable out-of-pocket expenses. Arrangements may also be made with the stock transfer agent and with brokerage houses and other custodians, nominees, and fiduciaries who are record holders of Shares for the forwarding of solicitation material to the beneficial owners of Shares. The Company will, upon the request of any such entity, pay such entity's reasonable expenses for completing the mailing of such material to such beneficial owners.

     Consistent with state law and pursuant to the Company's Bylaws, a majority of the Shares entitled to vote on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter.

     The Company's Annual Report to Shareholders, which includes the Company's Form 10-K, for the fiscal year ended December 31, 2000, which contains financial statements and other information, is being mailed to shareholders with this Proxy Statement, but it is not to be regarded as proxy soliciting material.

     AN ADDITIONAL COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SEC MAY BE OBTAINED, WITHOUT CHARGE, BY ANY SHAREHOLDER UPON WRITTEN REQUEST TO KOGER EQUITY, INC., 8880 FREEDOM CROSSING TRAIL, SUITE 101, JACKSONVILLE, FLORIDA 32256-8280; PROVIDED HOWEVER, THAT A COPY OF THE EXHIBITS TO SUCH ANNUAL REPORT ON FORM 10-K FOR WHICH THERE MAY BE A REASONABLE CHARGE, WILL NOT BE SUPPLIED TO SUCH SHAREHOLDER UNLESS SPECIFICALLY REQUESTED.

                                          By order of the Board of Directors

                                          James L. Stephens
                                          Vice President

                                                                       EXHIBIT A

                            AUDIT COMMITTEE CHARTER

     This Audit Committee Charter ("Charter") has been approved by the Board of Directors (the "Board") of Koger Equity, Inc. (the "Company") to govern the actions of its Audit Committee (the "Committee"), and the Board in doing so was familiar with the restrictions in Section 303.01(B)(3) of the New York Stock Exchange's Listed Company Manual and has made the determinations with respect to the members of the Committee as to independence, financial literacy and financial management expertise as are required by Section 303 and, by its appointment of successors to such members, shall have made such determinations as to such successors.

     The number of members of the Committee, each of whom shall be a member of the Board, shall meet the requirements of the New York Stock Exchange and shall meet the independence and experience requirements of the New York Stock Exchange.

     The Committee is appointed by the Board to assist the Board in fulfilling its responsibility with respect to the financial reports of the Company. The Committee is to assist the Board:

          1. in its oversight of the Company's accounting and financial reporting principles and policies and internal controls and procedures;

          2. in its oversight of the Company's financial statements and the independent audit thereof;

          3. in selecting, evaluating and, where deemed appropriate, replacing the outside auditors;

          4. in evaluating the independence of the outside auditors and

          5. in its oversight of the Company's internal audit function.

     The function of the Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The outside auditors are responsible for planning and carrying out a proper audit and reviews, including reviews of the Company's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures as required. In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Company and may not be accountants or auditors by profession or experts in the fields of accounting or auditing but must have some level of financial literacy. However, at least one member of the Audit Committee must have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment. It is not the duty or responsibility of the Committee or its members to conduct auditing or accounting reviews or procedures or to determine that the Company's financial statements are complete and accurate or are in accordance with accounting principles generally accepted in the United States of America. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the outside auditors or to assure compliance with laws and regulations or the Company's internal procedures. Each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company that it receives information from and (ii) the accuracy of the financial and other-information provided to the Committee by such persons or organizations absent actual knowledge to the contrary (which shall be reported to the Board).

     The outside auditors for the Company are ultimately accountable to the Board (as assisted by the Committee). The Board, with the assistance of the Committee, has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors.

     The outside auditors shall be required to submit to the Committee annually formal written statements delineating all relationships between the outside auditors and the Company, addressing the matters set forth in Independence Standards Board Standard No. 1. The Committee shall discuss such statements with the outside auditors and, if so determined by the Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the outside auditors.

     The Committee shall meet twice annually, or more frequently if circumstances dictate. Its proceedings shall include review of the planning for, and scope and staffing of, the annual audit of the Company's financial statements and of the results of the annual audit process. Its proceedings shall also include meeting separately, if deemed necessary, annually with management and the outside auditors to discuss any matters that the Committee or any of these persons or firms believe should be discussed privately.

     The Committee has reviewed and assessed the adequacy of this Charter and shall annually review and reassess its adequacy.

     The Committee shall make regular reports to the Board.

     The Committee shall have the authority to retain consultants to advise the Committee. The Committee may request any officer or employee of the Company or the Company's outside counsel or outside auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

                               KOGER EQUITY, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                             Wednesday, May 23, 2001
                                   11:00 A.M.
                      New York Marriott World Trade Center
                            Three World Trade Center
                               New York, New York






[LOGO]   KOGER EQUITY, INC.
         433 PLAZA REAL, SUITE 335                                        PROXY
         BOCA RATON, FLORIDA  33432

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON MAY 23, 2001, OR ANY ADJOURNMENTS THEREOF.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" Item 1.

By signing the proxy, you revoke all prior proxies and appoint Victor A. Hughes, Jr., Thomas J. Crocker and Robert E. Onisko, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.



                      See reverse for voting instructions.

                                  VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Koger Equity, Inc., c/o Shareowner Services (SM),
P. O. Box 64873, St. Paul, MN 55164-0873.














                               Please detach here


              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.


1.  Election of directors:
    01  D. Pike Aloian                  06     John R. S. Jacobsson         [ ]  Vote FOR all nominees
                                                                            (except as marked)
    02  Benjamin C. Bishop, Jr.         07     Lee S. Neibart

    03  Thomas J. Crocker               08     George F. Staudter           [ ] Vote WITHHELD from all
                                                                            nominees.

    04  David B. Hiley                  09     James C. Teagle

    05  Victor A. Hughes, Jr.

   (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES IN ITEM 1.

Address Change? Mark Box [ ]
Indicate changes below:                               Date:

                                    Signature(s) in Box

                                    Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.